Exhibit 4.1

CONVERTIBLE PROMISSORY NOTE

July 15, 2026	U.S. $3,195,000.00

FOR VALUE RECEIVED, Taoping Inc., a British Virgin Islands business company (“Borrower”), promises to pay to Streeterville Capital, LLC, a Utah limited liability company, or its successors or assigns (“Lender”), $3,195,000.00 and any interest, fees, charges, and late fees accrued hereunder on the date that is twelve (12) months after the Purchase Price Date (the “Maturity Date”) in accordance with the terms set forth herein and to pay interest on the Outstanding Balance at the rate of seven percent (7%) per annum from the Purchase Price Date until the same is paid in full. All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, simple interest and shall be payable in accordance with the terms of this Note. This Convertible Promissory Note (this “Note”) is issued and made effective as of July 15, 2026 (the “Effective Date”). This Note is issued pursuant to that certain Securities Purchase Agreement dated July 15, 2026, as the same may be amended from time to time, by and between Borrower and Lender (the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

This Note carries an OID of $180,000.00. In addition, Borrower agrees to pay $15,000.00 to Lender to cover Lender’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of this Note (the “Transaction Expense Amount”). All of the OID and the Transaction Expense Amount is fully earned as of the Effective Date and is included in the initial principal balance. The purchase price for this Note shall be $3,000,000.00 (the “Purchase Price”), computed as follows: $3,195,000.00 original principal balance, less the OID, less the Transaction Expense Amount. The Purchase Price shall be payable by Lender by wire transfer of immediately available funds in accordance with the Purchase Agreement.

1. Payment; Prepayment

1.1. Payment. All payments owing hereunder shall be in lawful money of the United States of America or Conversion Shares (as defined below), as provided for herein, and delivered to Lender at the address or bank account furnished to Borrower for that purpose. All payments shall be applied first to (a) costs of collection, if any, then to (b) fees and charges, if any, then to (c) accrued and unpaid interest, and thereafter, to (d) principal.

1.2. Prepayment. Notwithstanding the foregoing, with ten (10) Trading Days’ prior written notice, Borrower may prepay all or any portion of the Outstanding Balance (less such portion of the Outstanding Balance for which Borrower has received a Lender Conversion Notice (as defined below) from Lender where the applicable Lender Conversion Shares (as defined below) have not yet been delivered). For the avoidance of doubt, during the ten (10) Trading Day prepayment notice period Lender shall retain the right to submit Lender Conversion Notices, if applicable. If Borrower exercises its right to prepay this Note, Borrower shall make payment to Lender of an amount in cash equal to 120% multiplied by the portion of the Outstanding Balance Borrower elects to prepay (less such portion of the Outstanding Balance for which Borrower has received a Lender Conversion Notice before or during the ten (10) Trading Day prepayment notice period, provided that Borrower shall remain obligated to deliver the applicable Lender Conversion Shares for such portion in accordance with Section 9). Borrower will lose the right to prepay this Note if: (a) an Event of Default (as defined below) occurs hereunder; or (b) Borrower elects to prepay this Note and fails to do so on the date set forth in the prepayment notice sent to Lender.

2. Security. This Note is unsecured.

3. Lender Conversions. Lender has the right at any time beginning on the Purchase Price Date until the Outstanding Balance has been paid in full, at its election, to convert (“Lender Conversion”) all or any portion of the Outstanding Balance into fully paid and non-assessable Ordinary Shares, no par value per share (the “Ordinary Shares”), of Borrower as per the following conversion formula: the amount being converted (the “Conversion Amount”) divided by the Lender Conversion Price (as defined below) (“Lender Conversion Shares”). Conversion notices in the form attached hereto as Exhibit A (each, a “Lender Conversion Notice”) may be effectively delivered to Borrower by any method set forth in the “Notices” Section of the Purchase Agreement, and all Lender Conversions shall be cashless and not require further payment from Lender. Borrower shall deliver the Lender Conversion Shares from any Lender Conversion to Lender in accordance with Section 9 below. Notwithstanding the foregoing, once Lender has been issued Lender Conversion Shares (together with any issued Redemption Conversion Shares (as defined below)) under this Note equal to the maximum amount of Ordinary Shares included in Borrower’s Form 424B5 prospectus supplement, dated on or about the date hereof, to the Borrower’s registration statement on Form F-3 (333-288404) (the “Maximum Amount”), Lender may not make any conversions pursuant to this Section 3 until the date that is six (6) months from the Purchase Price Date and at any time thereafter, and if such conversion is to be settled in Ordinary Shares, Borrower shall issue Lender Conversion Shares in excess of the Maximum Amount only to the extent such issuance may be made pursuant to an available exemption from registration under the Securities Act or another effective registration statement. Subject to adjustment as set forth in this Note, the price at which Lender has the right to convert all or any portion of the Outstanding Balance into Ordinary Shares is $6.00 per share (the “Lender Conversion Price”).

4. Trigger Events, Defaults and Remedies.

4.1. Trigger Events. The following are trigger events under this Note (each, a “Trigger Event”): (a) Borrower fails to deliver any Conversion Shares (as defined below) in accordance with the terms hereof; (b) Borrower fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder; (c) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (d) Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; (e) Borrower makes a general assignment for the benefit of creditors; (f) Borrower files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (g) an involuntary bankruptcy proceeding is commenced or filed against Borrower; (h) the occurrence of a Fundamental Transaction without Lender’s prior written consent; provided, however, that no consent will be required if the Note is paid in full in connection with such Fundamental Transaction; (i) Borrower fails to observe or perform any covenant set forth in Section 4 of the Purchase Agreement; (j) Borrower fails to maintain the Share Reserve (as defined in the Purchase Agreement); (k) at any time beginning on the Effective Date and ending on the date that is six (6) months from the Purchase Price Date, Borrower fails to maintain an effective registration statement pursuant to which Lender is authorized to sell registered Conversion Shares; (l) any representation, warranty or other statement made or furnished by or on behalf of Borrower to Lender herein, in any Transaction Document, or otherwise in connection with the issuance of this Note is false, incorrect, incomplete or misleading in any material respect when made or furnished; (m) Borrower effectuates a reverse split of its Ordinary Shares without twenty (20) Trading Days prior written notice to Lender other than a reverse split of its Ordinary Shares to maintain compliance with the minimum bid price requirements of the principal market; (n) any money judgment, writ or similar process is entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $500,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Lender; (o) Borrower fails to be DWAC Eligible; (p) Borrower breaches any material covenant or other material term or condition contained in any Other Agreements; or (q) Borrower defaults or otherwise fails to observe or perform any material covenant, obligation, condition or agreement of Borrower contained herein or in any other Transaction Document (as defined in the Purchase Agreement), other than those specifically set forth in this Section 4.1 and Section 4 of the Purchase Agreement. Notwithstanding the foregoing, the occurrence of any event specified in clauses 4.1(l) - (q) shall not be considered a Trigger Event unless such event remains uncured for ten (10) Trading Days following the occurrence thereof.

4.2. Trigger Event Remedies. At any time following the occurrence of any Trigger Event, Lender may, at its option, increase the Outstanding Balance by applying the Trigger Effect.

4.3. Defaults. At any time following the occurrence of a Trigger Event, Lender may, at its option, send written notice to Borrower demanding that Borrower cure the Trigger Event within five (5) Trading Days. If Borrower fails to cure the Trigger Event within the required five (5) Trading Day cure period, the Trigger Event will automatically become an event of default hereunder (each, an “Event of Default”).

4.4. Default Remedies. At any time and from time to time following the occurrence of any Event of Default, Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default Amount. Notwithstanding the foregoing, upon the occurrence of any Trigger Event described in clauses 4.1(c) – 4.1(g), an Event of Default will be deemed to have occurred and the Outstanding Balance as of the date of the occurrence of such Trigger Event shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Lender for the Trigger Event to become an Event of Default. At any time following the occurrence of any Event of Default, upon written notice given by Lender to Borrower, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted under applicable law (“Default Interest”). For the avoidance of doubt, Lender may continue making Lender Conversions under Section 3 or Redemption Conversions under Section 8 at any time following a Trigger Event or an Event of Default until such time as the Note is paid in full. In connection with acceleration described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Lender may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment pursuant to this Section 4.4. No such rescission or annulment shall affect any subsequent Trigger Event or Event of Default or impair any right consequent thereon. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Borrower’s failure to timely deliver Conversion Shares upon Lender Conversion or Redemption Conversion of the Note as required pursuant to the terms hereof.

5. Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments or Conversions called for herein in accordance with the terms of this Note.

6. Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

7. Rights Upon Issuance of Securities. Without limiting any provision hereof, if Borrower at any time on or after the Effective Date subdivides (by any stock split, stock dividend, recapitalization, or otherwise) one or more classes of its outstanding Ordinary Shares into a greater number of Ordinary Shares, the Lender Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision hereof, if Borrower at any time on or after the Effective Date combines (by combination, reverse stock split, or otherwise) one or more classes of its outstanding Ordinary Shares into a smaller number of Ordinary Shares, the Lender Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 7 shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 7 occurs during the period that a Redemption Conversion Price is calculated hereunder, then the calculation of such Redemption Conversion Price shall be adjusted appropriately to reflect such event.

8. Redemptions.

8.1. Redemptions. Beginning on the Purchase Price Date, Lender shall have the right, exercisable at any time in its sole and absolute discretion, to redeem all or any portion of the Note (such amount, the “Redemption Amount”), subject to the Maximum Monthly Redemption Amount, by providing Borrower with a notice substantially in the form attached hereto as Exhibit B (each, a “Redemption Notice”, and each date on which Lender delivers a Redemption Notice, a “Redemption Date”). For the avoidance of doubt, Lender may submit to Borrower one (1) or more Redemption Notices in any given calendar month; provided that the aggregate Redemption Amounts in such calendar month do not exceed the Maximum Monthly Redemption Amount. Payments of each Redemption Amount may be made, in Borrower’s discretion, (a) in cash, (b) by converting such Redemption Amount into Ordinary Shares (“Redemption Conversion Shares”, and together with the Lender Conversion Shares, the “Conversion Shares”) in accordance with this Section 8.1 (each, a “Redemption Conversion”) per the following formula: the number of Redemption Conversion Shares equals the portion of the applicable Redemption Amount being converted divided by the Redemption Conversion Price, or (c) by any combination of the foregoing, so long as the cash is delivered to Lender on the fifth (5th) Trading Day immediately following the applicable Redemption Date and the Redemption Conversion Shares are delivered to Lender on or before the applicable Delivery Date (as defined below). Notwithstanding the foregoing, Borrower will not be entitled to elect a Redemption Conversion with respect to any portion of any applicable Redemption Amount and shall be required to pay the Redemption Amount in cash, if on the applicable Redemption Date (i) the Redemption Conversion Price is below the Floor Price, or (ii) there is an Equity Conditions Failure that is not waived in writing by Lender. Notwithstanding that failure to repay this Note in full by the Maturity Date is a Trigger Event, the Redemption Dates shall continue after the Maturity Date pursuant to this Section 8.1 until the Outstanding Balance is repaid in full. Notwithstanding the foregoing, once Lender has been issued Redemption Conversion Shares (together with any issued Lender Conversion Shares) under this Note equal to the Maximum Amount, Lender may not make any Redemption Conversion pursuant to this Section 8.1 until the date that is six (6) months from the Purchase Price Date and at any time thereafter, and if such Redemption Conversion is to be settled in Ordinary Shares, Borrower shall issue Redemption Conversion Shares in excess of the Maximum Amount only to the extent such issuance may be made pursuant to an available exemption from registration under the Securities Act or another effective registration statement.

8.2. Allocation of Redemption Amounts. Following its receipt of a Redemption Notice, Borrower may either ratify Lender’s proposed allocation in the applicable Redemption Notice or elect to change the allocation by written notice to Lender by email or fax within twenty-four (24) hours of its receipt of such Redemption Notice, so long as the sum of the cash payments and the amount of Redemption Conversions equal the applicable Redemption Amount. If Borrower fails to notify Lender of its election to change the allocation prior to the deadline set forth in the previous sentence, it shall be deemed to have ratified and accepted the allocation set forth in the applicable Redemption Notice prepared by Lender. Borrower acknowledges and agrees that the amounts and calculations set forth thereon are subject to correction or adjustment because of error, mistake, or any adjustment resulting from a Trigger Event or other adjustment permitted under the Transaction Documents (an “Adjustment”). Furthermore, no error or mistake in the preparation of such notices, or failure to apply any Adjustment that could have been applied prior to the preparation of a Redemption Notice may be deemed a waiver of Lender’s right to enforce the terms of any Note, even if such error, mistake, or failure to include an Adjustment arises from Lender’s own calculation. Borrower shall deliver the Redemption Conversion Shares from any Redemption Conversion to Lender in accordance with Section 9 below on or before each applicable Delivery Date.

8.3. Special Redemption Provision. At any time after the Purchase Price Date, if (a) any Intraday Trade Price of the Ordinary Shares is at least fifteen percent (15%) greater than the Minimum Price, or (b) the daily trading volume of the Ordinary Shares on any Trading Day is at least 300% greater than the average daily trading volume of the previous five (5) Trading Days, Lender will have the right to submit a Redemption Notice (i) if such condition occurs during post-market trading on a Trading Day, at any time from the occurrence of such condition through the close of regular trading on the second (2nd) Trading Day thereafter, or (ii) if such condition occurs during pre-market or regular trading hours on a Trading Day, at any time from the occurrence of such condition through the close of regular trading on the immediately following Trading Day, to redeem all or any portion of the Outstanding Balance into Redemption Conversion Shares at the Redemption Conversion Price. Notwithstanding the foregoing, Borrower will not be entitled to satisfy any Redemption Amount pursuant to this Section 8.3 by delivery of Redemption Conversion Shares, and shall instead be required to pay such Redemption Amount in cash pursuant to Section 8.1, if on the applicable Redemption Date, the Redemption Conversion Price is below the Floor Price. Subject to the preceding sentence, Equity Conditions Failures will not apply to redemptions pursuant to this Section 8.3 and the applicable Redemption Amount must be paid by delivery of Redemption Conversion Shares. Redemptions made pursuant to Section 8.3 shall be in addition to, and shall not reduce or count against, the Maximum Monthly Redemption Amount. By way of example only, if the Minimum Price on a Monday were $1.00 and during after-hours trading on such Monday the Ordinary Shares traded at $1.15, then pursuant to this Section 8.3, Lender would be entitled to submit a Redemption Notice on Monday after market close, Tuesday all day, and Wednesday until market close. Alternatively, if the Minimum Price on a Monday is $1.00 and during pre-market or regular trading hours on Tuesday the Ordinary Shares traded at $1.15, then pursuant to this Section 8.3, Lender would be entitled to submit a Redemption Notice at any time from the occurrence of such trade through Wednesday until market close. Further, if on Monday the daily trading volume of the Ordinary Shares is at least 300% greater than the average daily trading volume of the previous five (5) Trading Days, then pursuant to this Section 8.3, Lender would be entitled to submit a Redemption Notice on Monday after market close, Tuesday all day, and Wednesday until market close. Notwithstanding the foregoing, once Lender has been issued Redemption Conversion Shares (together with any issued Lender Conversion Shares) under this Note equal to the Maximum Amount, Lender may not make any Redemption Conversion pursuant to this Section 8.3 until the date that is six (6) months from the Purchase Price Date and at any time thereafter, and if such Redemption Conversion is to be settled in Ordinary Shares, Borrower shall issue Redemption Conversion Shares in excess of the Maximum Amount only to the extent such issuance may be made pursuant to an available exemption from registration under the Securities Act or another effective registration statement.

8.4. Once Borrower has redeemed an amount equal to half of the $3,195,000 original principal amount of this Note in cash, any subsequent Redemption Conversions it makes in cash will be subject to a twenty-five percent (25%) premium.

9. Method of Conversion Share Delivery. On or before the close of business on the second (2nd) Trading Day following each Redemption Date or the second (2nd) Trading Day following the date of delivery of a Lender Conversion Notice, as applicable (the “Delivery Date”), Borrower shall, provided it is DWAC Eligible at such time and such Conversion Shares are eligible for delivery via DWAC, deliver or cause its transfer agent to deliver the applicable Conversion Shares electronically via DWAC to the account designated by Lender in the applicable Lender Conversion Notice or Redemption Notice. If Borrower is not DWAC Eligible or such Conversion Shares are not eligible for delivery via DWAC, it shall deliver to Lender or its broker (as designated in the Lender Conversion Notice or Redemption Notice), via reputable overnight courier, a certificate representing the number of Ordinary Shares equal to the number of Conversion Shares to which Lender shall be entitled, registered in the name of Lender or its designee. For the avoidance of doubt, Borrower has not met its obligation to deliver Conversion Shares by the Delivery Date unless Lender or its broker, as applicable, has actually received the certificate representing the applicable Conversion Shares no later than the close of business on the relevant Delivery Date pursuant to the terms set forth above.

10. Conversion Delays. If Borrower fails to deliver Conversion Shares by the applicable Delivery Date, Lender may at any time prior to receiving the applicable Conversion Shares rescind in whole or in part such Conversion, with such rescinded amount being returned to the Outstanding Balance (any returned amount will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144). In addition, for each Conversion, in the event that Conversion Shares are not delivered by the applicable Delivery Date, a late fee equal to 2% of the applicable Conversion Share Value rounded to the nearest multiple of $100.00 but with a floor of $500.00 per day (but in any event the cumulative amount of such late fees for each Conversion shall not exceed 200% of the applicable Conversion Share Value) will be assessed for each day after the Delivery Date until Conversion Share delivery is made; and such late fees will be added to the Outstanding Balance (such fees, the “Conversion Delay Late Fees”).

11. Sales Limitation. Lender agrees that it will not sell, during any calendar week, Ordinary Shares in an amount exceeding fifteen percent (15%) of the total weekly dollar trading volume of the Ordinary Shares on all trading markets (including regular and extended trading) for such week (the “Weekly Sales Cap”). In the event Lender breaches such covenant, Borrower’s sole and exclusive remedy shall be the reduction of the Outstanding Balance by the dollar amount that Lender’s sales of Ordinary Shares exceeded the Weekly Sales Cap (or payment of such amount in cash if the Note has been repaid in full). For the avoidance of doubt, both the Weekly Sales Cap and Borrower’s remedy related to such limitation shall expire thirty (30) days after the repayment of this Note in full.

12. Ownership Limitation. Notwithstanding anything to the contrary contained in this Note or the other Transaction Documents, Borrower shall not effect any conversion of this Note to the extent that after giving effect to such conversion would cause Lender (together with its affiliates) to beneficially own a number of Ordinary Shares exceeding 9.99% of the number of Ordinary Shares outstanding on such date (including for such purpose the Ordinary Shares issuable upon such issuance) (the “Maximum Percentage”). For purposes of this section, beneficial ownership of Ordinary Shares will be determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). The Maximum Percentage is enforceable, unconditional, and non-waivable and shall apply to all affiliates and assigns of Lender.

13. Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to this Note, Lender has the right to have any such opinion provided by its counsel.

14. Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

15. Arbitration of Disputes. By its issuance or acceptance of this Note, each party agrees to be bound by the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement.

16. Cancellation. After repayment or conversion of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

17. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

18. Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note and any Ordinary Shares issued upon conversion of this Note may be offered, sold, assigned or transferred by Lender without the consent of Borrower.

19. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

20. Liquidated Damages. Lender and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Lender and Borrower agree that any fees, balance adjustments, Default Interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages (under Lender’s and Borrower’s expectations that any such liquidated damages will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144). Therefore, no additional penalty claims, lost profits or other damages shall be claimed in excess of agreed liquidated damage amounts under this Note.

21. Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER:

Taoping Inc.

By:	/s/ Jianghuai Lin
Jianghuai Lin, Co-CEO

ACKNOWLEDGED, ACCEPTED AND AGREED:

LENDER:

Streeterville Capital, LLC

By:	/s/ John M. Fife
John M. Fife, President

ATTACHMENT 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

A1. “Conversion” means a Lender Conversion under Section 3 or a Redemption Conversion under Section 8.

A2. “Conversion Share Value” means the product of the number of Conversion Shares deliverable pursuant to any Lender Conversion Notice or Redemption Notice multiplied by the daily VWAP of the Ordinary Shares on the Delivery Date for such Conversion.

A3. “DTC” means the Depository Trust Company or any successor thereto.

A4. “DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer program.

A5. “DWAC” means the DTC’s Deposit/Withdrawal at Custodian system.

A6. “DWAC Eligible” means that (a) Borrower’s Ordinary Shares is eligible at DTC for full services pursuant to DTC’s operational arrangements, including without limitation transfer through DTC’s DWAC system; (b) Borrower has been approved (without revocation) by DTC’s underwriting department; (c) Borrower’s transfer agent is approved as an agent in the DTC/FAST Program; (d) the Conversion Shares are otherwise eligible for delivery via DWAC; and (e) Borrower’s transfer agent does not have a policy prohibiting or limiting delivery of the Conversion Shares via DWAC.

A7. “Equity Conditions Failure” means that any of the following conditions has not been satisfied on any given Redemption Date: (a) with respect to the applicable date of determination all of the Redemption Conversion Shares would be freely tradable pursuant to an effective registration statement, under Rule 144 (except for the limitations under Rule 144 that Lender may be subject to due to its “affiliate” status) or without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion of this Note); (b) the applicable Redemption Conversion Shares would be eligible for immediate resale by Lender; (c) no Trigger Event shall have occurred; and (d) Borrower is in full compliance with all of Nasdaq’s continued listing requirements.

A8. “Floor Price” means $0.30 per Ordinary Share.

A9. “Fundamental Transaction” means that (a) (i) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower or any of its subsidiaries is the surviving corporation) any other person or entity, (ii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, (iii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than fifty percent (50%) of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), (iv) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than fifty percent (50%) of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), (v) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Ordinary Shares, other than an increase in the number of authorized shares of Borrower’s Ordinary Shares, (vi) Borrower transfers any material asset to any subsidiary, affiliate, person or entity under common ownership or control with Borrower, or (vii) Borrower pays or makes any monetary or non-monetary dividend or distribution to its shareholders; or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of fifty percent (50%) of the aggregate ordinary voting power represented by issued and outstanding voting stock of Borrower. Notwithstanding the foregoing, references to “subsidiaries” in clauses (a)(i) and (a)(ii) above shall not include any subsidiary whose total assets represent less than ten percent (10%) of the consolidated total assets of Borrower and its subsidiaries. For the avoidance of doubt, Borrower or any of its subsidiaries entering into a definitive agreement that contemplates a Fundamental Transaction will be deemed to be a Fundamental Transaction unless such agreement contains a closing condition that this Note is repaid in full upon consummation of the transaction.

A10. “Intraday Trade Price” means any trade price of the Ordinary Shares on Borrower’s principal market during any given Measurement Period.

A11. “Major Trigger Event” means any Trigger Event occurring under Sections 4.1(b) – 4.1(k).

A12. “Mandatory Default Amount” means the Outstanding Balance following the application of the Trigger Effect.

A13. “Maximum Monthly Redemption Amount” means $250,000.00 per calendar month.

A14. “Measurement Period” means the period beginning with post-market trading of Borrower’s Ordinary Shares on a given Trading Day and ending with the close of regular trading of the Ordinary Shares on the following Trading Day. For the avoidance of doubt, the Minimum Price applicable to a Measurement Period is calculated using closing prices from Trading Days that precede such Measurement Period, not from trading activity occurring during such Measurement Period.

A15. “Minimum Price” means a price that is the lower of: (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) on the trading day immediately preceding the Measurement Period; or (ii) the average Nasdaq Official Closing Price of the Ordinary Shares (as reflected on Nasdaq.com) for the five Trading Days immediately preceding the Measurement Period. For the avoidance of doubt, if a Measurement Period begins at the close of regular trading on a Monday, the Minimum Price for such Measurement Period shall be calculated using (i) Monday’s Nasdaq Official Closing Price, and (ii) the average Nasdaq Official Closing Price for the five (5) Trading Days ending on such Monday.

A16. “Minor Trigger Event” means any Trigger Event that is not a Major Trigger Event.

A17. “OID” means an original issue discount.

A18. “Other Agreements” means, collectively, (a) all existing and future agreements and instruments between, among or by Borrower (or an affiliate), on the one hand, and Lender (or an affiliate), on the other hand, and (b) any financing agreement or a material agreement that affects Borrower’s ongoing business operations.

A19. “Outstanding Balance” means as of any date of determination, the Purchase Price, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, Conversion, offset, or otherwise, plus the OID and the Transaction Expense Amount, accrued but unpaid interest, collection and enforcements costs (including attorneys’ fees) incurred by Lender, transfer, stamp, issuance and similar taxes and fees related to Conversions, and any other fees or charges (including without limitation Conversion Delay Late Fees) incurred under this Note.

A20. “Purchase Price Date” means the date the Purchase Price is delivered by Lender to Borrower.

A21. “Redemption Conversion Price” means the lesser of (a) the Lender Conversion Price, and (b) eighty percent (80%) of the lowest daily VWAP of the Ordinary Shares during the ten (10) Trading Day period immediately preceding the applicable Redemption Date.

A22. “Trading Day” means any day on which Borrower’s principal market is open for trading.

A23. “Trigger Effect” means multiplying the Outstanding Balance as of the date the applicable Trigger Event occurred by (a) fifteen percent (15%) for each occurrence of any Major Trigger Event, or (b) ten percent (10%) for each occurrence of any Minor Trigger Event, and then adding the resulting product to the Outstanding Balance as of the date the applicable Trigger Event occurred, with the sum of the foregoing then becoming the Outstanding Balance under this Note as of the date the applicable Trigger Event occurred; provided that the Trigger Effect may only be applied three (3) times hereunder with respect to Major Trigger Events and three (3) times hereunder with respect to Minor Trigger Events; and provided further that the Trigger Effect shall not apply to any Trigger Event pursuant to Section 4.1(a) hereof. Notwithstanding the foregoing, the maximum aggregated application of the Trigger Effect will not exceed twenty-five percent (25%).

A24. “VWAP” means the volume weighted average price of the Ordinary Shares on the principal market for a particular Trading Day or set of Trading Days, as the case may be, as reported by Bloomberg.

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EXHIBIT A

Streeterville Capital, LLC

297 Auto Mall Drive #4

St. George, Utah 84770

Taoping Inc.	Date: __________

Attn: Jianghuai Lin

21st Floor, Building 3, Tianjin Science and Technology Plaza

Keyan West Road

Nankai District, Tianjin, 300192

People’s Republic of China

LENDER CONVERSION NOTICE

The above-captioned Lender hereby gives notice to Taoping Inc., a British Virgin Islands business company (the “Borrower”), pursuant to that certain Convertible Promissory Note made by Borrower in favor of Lender on July 15, 2026 (the “Note”), that Lender elects to convert the portion of the Note balance set forth below into fully paid and non-assessable Ordinary Shares of Borrower as of the date of conversion specified below (i.e. the date on which this Lender Conversion Notice is delivered). Said conversion shall be based on the Lender Conversion Price set forth below. In the event of a conflict between this Lender Conversion Notice and the Note, the Note shall govern, or, in the alternative, at the election of Lender in its sole discretion, Lender may provide a new form of Lender Conversion Notice to conform to the Note. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

A.	Date of Conversion: ____________
B.	Lender Conversion #: ____________
C.	Conversion Amount: ____________
D.	Lender Conversion Price: _______________
E.	Lender Conversion Shares: _______________ (C divided by D)
F.	Remaining Outstanding Balance of Note: ____________*

* Subject to adjustments for corrections, defaults, interest and other adjustments permitted by the Transaction Documents (as defined in the Purchase Agreement), the terms of which shall control in the event of any dispute between the terms of this Lender Conversion Notice and such Transaction Documents.

Please transfer the Lender Conversion Shares electronically (via DWAC) to the following account:

Broker: ____________________________	Address:
DTC#: ____________________________
Account #: _________________________
Account Name: ______________________

Sincerely,

Lender:

Streeterville Capital, LLC

By:
John M. Fife, President

EXHIBIT B

Streeterville Capital, LLC

297 Auto Mall Drive #4

St. George, Utah 84770

Taoping Inc.	Date: ____________

Attn: Jianghuai Lin

21st Floor, Building 3, Tianjin Science and Technology Plaza

Keyan West Road

Nankai District, Tianjin, 300192

People’s Republic of China

REDEMPTION NOTICE

The above-captioned Lender hereby gives notice to Taoping Inc., a British Virgin Islands business company (the “Borrower”), pursuant to that certain Convertible Promissory Note made by Borrower in favor of Lender on July 15, 2026 (the “Note”), that Lender elects to redeem a portion of the Note in Redemption Conversion Shares or in cash as set forth below. In the event of a conflict between this Redemption Notice and the Note, the Note shall govern, or, in the alternative, at the election of Lender in its sole discretion, Lender may provide a new form of Redemption Notice to conform to the Note. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

REDEMPTION INFORMATION

A.	Redemption Date: ____________, 202_
B.	Redemption Amount: ____________
C.	Portion of Redemption Amount to be Paid in Cash: ____________
D.	Portion of Redemption Amount to be Converted into Ordinary Shares: ____________ (B minus C)
E.	Redemption Conversion Price: _______________
F.	Redemption Conversion Shares: _______________ (D divided by E)
G.	Remaining Outstanding Balance of Note: ____________ *

* Subject to adjustments for corrections, defaults, interest and other adjustments permitted by the Transaction Documents (as defined in the Purchase Agreement), the terms of which shall control in the event of any dispute between the terms of this Redemption Notice and such Transaction Documents.

Please transfer the Redemption Conversion Shares, if applicable, electronically (via DWAC) to the following account:

Broker: ____________________________	Address:
DTC#: ____________________________
Account #: _________________________
Account Name: ______________________

[Signature page follows]

Sincerely,

Lender:

Streeterville Capital, LLC

By:
John M. Fife, President